PRICING SUPPLEMENT

ASIAN DEVELOPMENT BANK

GLOBAL MEDIUM-TERM NOTE PROGRAM

Series No: 545-00-1

U.S.$3,000,000,000

1.625 per cent. Global Notes due 15 July 2013

Issue price:  99.626 per cent.

Joint Lead Managers

Daiwa Capital Markets Europe
Goldman Sachs International
Morgan Stanley
UBS Investment Bank

Co-Lead Managers

BofA Merrill Lynch	BNP PARIBAS

Credit Suisse	HSBC

J.P. Morgan	Nomura International

RBC Capital Markets	TD Securities

The date of this Pricing Supplement is 28 May 2010.

This pricing supplement (the “Pricing Supplement”) is issued to give details of an issue of U.S.$3,000,000,000 1.625 per cent. Global Notes due 15 July 2013 (the “Notes”) by the Asian Development Bank (“ADB”) under its Global Medium-Term Note Program and to provide information supplemental to the Prospectus referred to below.

This Pricing Supplement supplements the terms and conditions of the Notes set forth in the Prospectus dated 20 July 2005 (as amended and supplemented and together with the documents incorporated by reference therein, the “Prospectus”) and should be read in conjunction with the Prospectus.  Unless otherwise defined in this Pricing Supplement, capitalized terms used herein have the meanings given to them in the Prospectus.

The issue of the Notes was authorized pursuant to a global borrowing authorization of the Board of Directors of ADB dated 10 December 2009.

This Pricing Supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation, and no action is being taken to permit an offering of the Notes or the distribution of this Pricing Supplement in any jurisdiction where such action is required.

The Notes are not required to be and have not been registered under the U.S. Securities Act of 1933, as amended.  The Notes have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this Pricing Supplement.  Any representation to the contrary is a criminal offense in the United States.

The distribution of this Pricing Supplement or the Prospectus and the offer and sale of the Notes may be restricted by law in certain jurisdictions.  Persons into whose possession this Pricing Supplement or the Prospectus comes are required by ADB and the Managers to inform themselves about and to observe any such restrictions.  For a description of certain restrictions on offers and sales of Notes and on the distribution of this Pricing Supplement or the Prospectus, see “Plan of Distribution” in the Prospectus.

The Notes are not the obligation of any government.

TERMS AND CONDITIONS

The following items are the particular terms and conditions of the Notes to which this Pricing Supplement relates.  In case of any conflict between such terms and conditions and the terms and conditions set forth in the Prospectus, the terms and conditions set forth in this Pricing Supplement shall govern.

General Provisions

1.	Issuer:		Asian Development Bank.

2.	Series Number:		545-00-1.

3.	(i)	Specified Currency (Condition 1(c)):	United States Dollars (“U.S.$”).

	(ii)	Specified Principal Payment Currency if different from Specified Currency (Condition 1(c)):	Not applicable.

	(iii)	Specified Interest Payment Currency if different from Specified Currency (Condition 1(c)):	Not applicable.

	(iv)	Alternative Currency (Condition 7(i)) (if applicable):	Not applicable.

4.	Aggregate Nominal Amount:		U.S.$3,000,000,000.

5.	(i)	Issue Price:	99.626 per cent. of the Aggregate Nominal Amount.

	(ii)	Net proceeds:	U.S.$2,985,780,000.

6.	Specified Denominations (Condition 1(a)):		U.S.$1,000.

7.	(i)	Issue Date (Condition 5(d)):	3 June 2010.

	(ii)	Interest Commencement Date (if different from the Issue Date) (Condition 5(d)):	Not applicable.

8.	Maturity Date or Redemption Month (Condition 6(a)):	15 July 2013.

9.	Interest Basis (Condition 5)):	Fixed Rate (Condition 5(a)) (further particulars specified below).

10.	Redemption/Payment Basis (Condition 6(a)):	Redemption at par.

11.	Change of Interest or Redemption/Payment Basis:	Not applicable.

12.	Put/Call Options (Conditions 6(e) and (f)):	Not applicable.

13.	Status of the Notes (Condition 3):	Senior.

14.	Listing:	Luxembourg Stock Exchange.

15.	Method of distribution:	Syndicated.

Provisions Relating to Interest Payable

16.	Fixed Rate Note Provisions (Condition 5(a)):	Applicable

	(i) Rate(s) of Interest:	1.625 per cent. per annum, payable semi-annually in arrear.

	(ii) Interest Payment Date(s):	15 January and 15 July of each year, commencing on 15 July 2010.

(iii) Fixed Coupon Amount(s):
U.S.$8.125 per Specified Denomination, payable on each Interest Payment Date except for the first Interest Payment Date on 15 July 2010, which is subject to the Broken Amount per paragraph 16(iv) below.

	(iv) Broken Amount(s):	U.S.$1.896 per Specified Denomination.

	(v) Day Count Fraction (Condition 5(d)):	30/360.

	(vi) Determination Date(s):	Not applicable.

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	No Calculation Period shall be adjusted in the event that the first day or last day of such period falls on a day that is not a Business Day.

17.	Floating Rate Note Provisions (Condition 5(b)):	Not applicable.

18.	Zero Coupon/Deep Discount Note Provisions (Conditions 5(c) and 6(c)):	Not applicable.

19.	Index-Linked Interest Note Provisions:	Not applicable.

20.	Dual Currency Note Provisions:	Not applicable.

Provisions Relating to Redemption

21.	Call Option (Condition 6(e)):	Not applicable.

22.	Put Option (Condition 6(f)):	Not applicable.

23.	Final Redemption Amount:		Aggregate Nominal Amount.

	(i)	Alternative Payment Mechanism (Conditions 7(a) and (c)):	Not applicable.

	(ii)	Long Maturity Note (Condition 7(f)):	Not applicable.

	(iii)	Variable Redemption Amount (Condition 6(d)):	Not applicable.

24.	Early Redemption Amount:

	(i)	Early Redemption Amount(s) payable on an Event of Default (Condition 9) and/or the method of calculating the same (if required or if different from that set out in the Conditions):	As set out in the Conditions.

	(ii)	Unmatured Coupons to become void (Condition 7(f)):	Not applicable.

Additional General Provisions Applicable to the Notes

25.	Form of Notes:	Book-Entry Notes available on Issue Date. The Notes may not be exchanged for Definitive Fed Registered Notes.

26.	Talons for future Coupons to be attached to definitive Bearer Notes (and dates on which such Talons mature):	Not applicable.

27.
Details relating to Partly Paid Notes:  amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of ADB to forfeit the Notes and interest due on late payment:
Not applicable.

28.	Details relating to Installment Notes:	Not applicable.

29.	Redenomination, renominalization and reconventioning provisions:	Not applicable.

30.	Consolidation provisions:	Not applicable.

31.	Other terms or special conditions:

	(i) Relevant Financial Centers:	New York.

(ii) Payment Dates:
If any date for payment of any principal or interest in respect of the Notes is not a Business Day, ADB shall not be obliged to pay such principal or interest until the first following day that is a Business Day and shall not be obliged to pay any interest or other payment in respect of such postponed payment.

“Business Day” shall mean a day other than a Saturday or a Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

Distribution

32.	(i)	If syndicated, names of Managers:
Daiwa Capital Markets Europe Limited
Goldman Sachs International
Morgan Stanley & Co. International plc
UBS Limited
BNP Paribas
Credit Suisse Securities (Europe) Limited
HSBC Bank plc
J.P. Morgan Securities Ltd.
Merrill Lynch International
Nomura International plc
RBC Capital Markets Corporation
The Toronto-Dominion Bank

	(ii)	Stabilizing Manager (if any):	Not applicable.

	(iii)	Commissions and Concessions:	0.10 per cent. of the Aggregate Nominal Amount.

33.	If non-syndicated, name of Dealer:		Not applicable.

34.	Additional selling restrictions:		Not applicable.

Operational Information

35.	(i)	ISIN:	US045167BY86.
	(ii)	CUSIP:	045167BY8.
	(iii)	CINS:	Not applicable.
	(iv)	Other:	Not applicable.

36.	Common Code:		051456378.

37.	Any clearing system(s) other than Euroclear, Clearstream, Luxembourg and DTC and the relevant identification number(s):		Federal Reserve Book-Entry System.

38.	Delivery:		Delivery against payment.

39.	Additional Paying Agent(s) (if any):		Not applicable.

40.	Governing Law:		New York.

Tax Considerations – United States Federal Income Taxation

IRS Circular 230 Notice:

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (THE “IRS”) CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PRICING SUPPLEMENT OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY PROSPECTIVE INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986 AS AMENDED; (B) SUCH DISCUSSION IS WRITTEN FOR USE IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE NOTES; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Listing Application

This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the listing of the Global Medium-Term Note Program of ADB.

Material Adverse Change Statement

There has been no material adverse change in the financial position or prospects of ADB since the date of the financial statements included in the most recently published Information Statement of ADB.  ADB’s latest Information Statement was issued on 28 April 2010.

Recent Developments

On 4 May 2010, ADB’s Board of Governors approved the following with respect to its 2009 ordinary capital resources net loss:

a)	U.S.$447.6 million, representing unrealized losses as of 31 December 2009, be added from the cumulative revaluation adjustments account;
b)	U.S.$247.2 million, representing the adjustment to the loan loss reserve as of 31 December 2009, be added from the loan loss reserve and then be allocated to surplus;
c)	U.S.$230.9 million be allocated to the ordinary reserve;
d)	U.S.$120.0 million be allocated to the Asian Development Fund;
e)	U.S.$40.0 million be allocated to the Technical Assistance Special Fund;
f)	U.S.$10.0 million be allocated to the Climate Change Fund; and
g)	U.S.$10.0 million be allocated to the Regional Cooperation and Integration Fund.

Responsibility

ADB accepts responsibility for the information contained in this Pricing Supplement which, when read together with the Prospectus referred to above, contains all information that is material in the context of the issue of the Notes.

ASIAN DEVELOPMENT BANK

By:         /s/ KAZUKI FUKUNAGA
            Name: KAZUKI FUKUNAGA
            Title:  Assistant Treasurer

ISSUER

Asian Development Bank
6 ADB Avenue
Mandaluyong City
1550 Metro Manila
Philippines

FISCAL AGENT

Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045

LUXEMBOURG LISTING AGENT

BNP Paribas Securities Services
33, rue de Gasperich
Howald-Hesperange
L-2085 Luxembourg

LEGAL ADVISERS TO THE DEALERS

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

AUDITORS

Deloitte & Touche LLP
6 Shenton Way #32-00
DBS Building Tower Two
Singapore 068809